Exhibit 99.1

The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-583-9067 www.thefirstyears.com

Contact: John Beals
Senior Vice President, Finance and Treasurer
(508) 588-1220

THE FIRST YEARS REPORTS FOURTH QUARTER AND YEAR END RESULTS
— Company Posts Record Sales in 2002 —
— Net Income for Full Year Increases 27% on 7% Sales Gain —

AVON, Massachusetts, March 6, 2003 – The First Years Inc. (Nasdaq:KIDD), a leading marketer of products for infants and toddlers, today reported increased sales and net income for the fourth quarter and year ended December 31, 2002.

Net sales for the quarter increased 20% to $32,359,320 versus $26,958,961 for the fourth quarter of 2001. Net income was $1,389,048 compared with $325,011 in the previous year. Fully diluted per share earnings were $0.17 for the fourth quarter compared with $0.04 a year ago based on diluted weighted average shares outstanding of 8,279,324 and 9,230,644, respectively.

Net sales for the full year 2002 increased 7% to $134,391,487 versus $125,783,770 for the comparable period in 2001. Net income for the full year increased 27% to $7,937,715 compared with $6,251,788 in the prior year. Fully diluted earnings per share increased 42% to $0.95 for 2002 versus $0.67 for 2001 based on diluted weighted average shares outstanding of 8,368,882 and 9,304,272, respectively.

Prior year results for both the fourth quarter and full year reflect lower net sales than previously reported due to the Company’s reclassifications of certain selling, general, and administrative expenses to conform to the income statement classification requirements of Emerging Issues Task Force Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer.” These reclassifications had no impact on operating income or net income.

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“In this year’s challenging economic environment, The First Years resumed solid growth in both sales and income as a result of our multi-year program to improve our product development and marketing processes and organization. Strong product sales, significant improvement in our gross margin and cost containment measures contributed to our 27% increase in net income for 2002. We are encouraged by the strength of our relationships with our major customers as we continue to develop product programs and promotions designed to drive business to their stores and build customer and brand loyalty for The First Years. In 2003, we are introducing several new and improved product programs in categories, including ‘Healthcare’ and ‘Developmental Play,’” commented Ronald J. Sidman, President and Chief Executive Officer.

“Our fourth quarter sales performance was especially strong when compared to the weak quarter in 2001 which was impacted by the Kmart bankruptcy and the aftermath of September 11th. While gross margin for the fourth quarter of 2002 was down from the third quarter of 2002 as a result of promotional selling to clear out slower moving merchandise, our ability to contain costs and leverage our overhead helped us show significant improvement in net income over last year’s fourth quarter. As a result, we believe that we are well-positioned to sustain strong financial performance as we begin our new fiscal year.”

Mr. Sidman continued, “It was especially encouraging that The First Years brand product sales increased 15% for the fourth quarter and 9% for the full year as compared to a slight decline in 2001. This business continues to benefit from new product development efforts and solid sales in a number of existing key items. The ‘Hands Free Gate,’ ‘4-Stage Bath System,’ ‘4-Stage Reclining Feeding Seat,’ and products in our ‘Take & Toss®’ program were all strong products in both the fourth quarter and the full year. We expect to see this group perform well in 2003, especially our ‘Take & Toss’ line, which will be expanded to include additional line extensions during the course of the year. In addition, early reactions to many of our The First Years brand products including the ‘Swing Tray Booster Seat,’ ‘Simple & Secure Stair Gate,’ and ‘Premium Electric Breast Pumps,’ have been very positive.

“After a number of years of substantial decline, licensed and specialty product sales grew 30% for the fourth quarter and 2% for the year as a result of some highly successful new licensed product programs introduced into key retail accounts. We have developed exclusive, customized programs driven by new products which contributed significantly to licensed product sales in 2002. As we move into 2003, the Company will be introducing exciting new products into existing programs, such as the ‘Bouncing Tigger Seat,’ ‘Soothing Sounds Pooh,’ and ‘Days of Hunny Front Carrier.’ These established programs offer us the opportunity to strategically add new products, some of which carry higher retail price points than we have introduced in the past. Therefore, by building upon the success of existing programs and continuing to add products and initiating new programs, we expect to continue to see improvement in our licensed and specialty product sales in 2003.

“Our U.S. business posted a 22% sales gain for the fourth quarter and a 6% increase over the year. While the comparable quarter in 2001 was a weak quarter, we have done well overall this year with our domestic base of business as we have continued to strengthen our relationships with key accounts, as well as introduce new

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programs and products that have been successful. Our international business has been strong all year, with a 10% sales increase for the fourth quarter and 17% increase over 2001. Many of the same trends that we have seen all year have continued with robust sales in Europe, Canada, and Latin America.

“We are encouraged with the progress that we have made in the past twelve months and will continue to work to ensure the long term success of the Company. While it still remains difficult to predict consumer and retail demand, we believe that we are in a good position to continue to generate healthy profits and strong cash flow,” concluded Mr. Sidman.

Based on current expectations for 2003, which include the continuation of current business trends, the Company now anticipates full year sales to increase in the mid-single digit range and net income to increase in the low double-digit range.

Separately, the Company announced that the 2003 Annual Meeting of Stockholders will be held at 10:30 a.m. on May 15, 2003 at the Hilton Hotel at Boston’s Logan Airport.

About The First Years

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years,” licenses from The Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.

Included in this release are certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, which include, but are not limited to, sales of The First Years® brand, trends in sales of The First Years brand and licensed products, continued success of new Disney character refreshed graphics, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company’s brand image, growth in domestic and international sales, ability to attract and retain key personnel, sales and earnings results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the potential war with Iraq. Information with respect to important factors that should be considered are contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

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The First Years Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$21,989,782	$13,310,004
Accounts receivable, net	21,995,564	17,318,497
Inventories	16,171,842	20,331,823
Prepaid expenses and other assets	1,631,942	1,784,793
Deferred tax assets	2,196,400	2,156,500

Total current assets	63,985,530	54,901,617

Property, plant, and equipment, net	11,766,370	10,374,144

Total Assets	$75,751,900	$65,275,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,259,792	$12,824,321
Accrued royalty expenses	1,361,836	819,286
Accrued selling expenses	3,251,482	3,200,951

Total current liabilities	19,873,110	16,844,558

Deferred tax liability	1,262,200	1,202,800

Stockholders’ equity	54,616,590	47,228,403

Total Liabilities and Stockholders’ Equity	$75,751,900	$65,275,761

The First Years Inc.
Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001[1]	2002	2001[1]

Net Sales	$32,359,320	$26,958,961	$134,391,487	$125,783,770
Cost of Products Sold	22,008,041	17,594,112	88,281,741	83,777,994

Gross Profit	10,351,279	9,364,849	46,109,746	42,005,776
Selling, General, and Administrative Expenses	8,056,998	8,955,692	32,790,120	32,073,559

Operating Income	2,294,281	409,157	13,319,626	9,932,217
Interest Income	59,967	141,754	134,089	664,071

Income before Income Taxes	2,354,248	550,911	13,453,715	10,596,288
Provision for Income Taxes	965,200	225,900	5,516,000	4,344,500

Net Income	$1,389,048	$325,011	$7,937,715	$6,251,788

Basic Earnings Per Share	$0.17	$0.04	$0.97	$0.68

Basic Weighted Average Number of Shares Outstanding	8,216,028	9,065,314	8,200,624	9,151,540

Diluted Earnings Per Share	$0.17	$0.04	$0.95	$0.67

Diluted Weighted Average Number of Shares Outstanding	8,279,324	9,230,644	8,368,882	9,304,272

1 — Certain reclassifications were made to prior year amounts in order to conform with the current year presentation.